EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 to be filed on March 30, 2007 of our report dated March 13, 2007 on the consolidated financial statements of State Bancorp, Inc. and our report dated the same date on State Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of State Bancorp, Inc. which reports are included in Form 10-K for State Bancorp, Inc. for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-3.

Crowe Chizek and Company LLC

Livingston, New Jersey
March 30, 2007